Exhibit 99.1

Effective January 1, 2010, we revised our reportable segments to separate our Materials Business into Semiconductor Materials and Solar Materials reportable segments based on the way we will analyze our business subsequent to December 31, 2009. Effective January 1, 2010, our senior management will evaluate segment performance based on segment operating profit plus interest expense. Certain items including general corporate costs, stock compensation expense, restructuring and other charges, accounting changes and other income and expense excluding interest expense are not evaluated by segment and are included in Corporate and other below. Because certain sites include operations, facilities and/or back office functions for both Semiconductor Materials and Solar Materials, we do not have discrete financial information for total assets. Accordingly, senior management will not consider total assets when analyzing segment performance. Had we considered the above three segments as our reportable segments prior to 2010, we would have recast the following segment financial information:

Unaudited For the Year Ended December 31,
	2009	2008	2007
Dollars in millions

Net sales:
Semiconductor Materials	$586.3	$923.1	$1,216.9
Solar Materials	573.5	1,081.4	704.9
Solar Energy	3.8	—	—
Consolidated net sales	$1,163.6	$2,004.5	$1,921.8

Depreciation and amortization:
Semiconductor Materials	$96.6	$87.1	$73.6
Solar Materials	25.4	16.9	7.1
Solar Energy	2.0	—	—
Consolidated depreciation and amortization	$124.0	$104.0	$80.7

Operating (loss) income:
Semiconductor Materials	$(211.3)	$173.0	$391.3
Solar Materials	190.3	747.1	530.8
Solar Energy	(6.2)	—	—
Corporate and other	(100.0)	(66.9)	(72.2)
Consolidated operating (loss) income	$(127.2)	$853.2	$849.9

Interest expense:
Semiconductor Materials	$1.5	$1.5	$1.3
Solar Materials	0.7	0.3	0.1
Solar Energy	1.8	—	—
Consolidated interest expense	$4.0	$1.8	$1.4

Capital expenditures:
Semiconductor Materials	$87.2	$145.5	$126.4
Solar Materials	138.2	158.1	150.0
Solar Energy (1)	28.0	—	—
Consolidated capital expenditures	$253.4	$303.6	$276.4

(1) Includes construction of solar energy systems.

Equity in earnings of joint venture, net of tax of ($11.8) million in 2009 and equity in joint venture of $101.6 million at December 31, 2009 is part of our Solar Materials segment.